CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Fund Inc., comprised of Scudder Money Market Series, of our report dated February 12, 1999, on the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to the Shareholders of Scudder Fund Inc., which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 1999